GEO POINT TECHNOLOGIES, INC.

Code of Ethics

I.	Introduction and Guiding Principles

This Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. At the core of this Code of Ethics is our insistence that the activities of our Company and of each employee continue to be conducted in full compliance with both the letter and the spirit of all applicable laws, rules, and regulations.

Those who violate the standards in this Code will be subject to disciplinary action.
II.	Conflicts of Interest

Employees shall not maintain, engage in, or have a financial interest (other than an equity interest of less than five percent of the issued and outstanding stock of a publicly-traded company) in any outside business that competes with or otherwise conflicts with the interests of the Company. Each employee shall avoid actual or apparent conflicts of interest in personal and professional relationships.

III.	Confidential Information

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All nonpublic information about the Company should be considered confidential information. To use nonpublic information for personal financial benefit or to “tip” others who might make an investment decision to buy or sell the Company’s stock on the basis of this information is not only unethical, but also illegal. Without prior authorization by the Company, employees shall not disclose any of the Company’s confidential or proprietary information to any person not employed by the Company.

IV.	Government Reports and Public Disclosure

It is the Company’s policy that the information in its public communications, including Securities and Exchange Commission filings, be full, fair, accurate, timely, and understandable. In order to do so, the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls, and it is the obligation of each employee, within the scope of his or her job duties, to strive towards this goal and to avoid misleading, inaccurate, and incomplete information. All employees and directors, who are involved in the Company’s disclosure process, including the Chief Financial Officer, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors.

V.	Responsible Use of Company Assets

Each employee shall exercise responsible use of and control over all Company assets and resources with which he or she is entrusted. Company assets shall only be used for legitimate business purposes.

VI.	Internal Reporting and Protection of Employees Making Reports

Employees who suspect or know of violations of this Code of Ethics or illegal or unethical business or workplace conduct on the part of the Company or by any employee, agent, or representative of the Company shall provide such information to their supervisor. If the person to whom the information was provided is not responsive, or if there is reason to believe that reporting to such a person is not appropriate under the circumstances, employees may contact any member of the Board of Directors. If concerns or complaints require confidentiality, then confidentiality shall be protected to the extent feasible, subject to applicable law. The Company prohibits retaliation of any kind against employees who have made good faith reports or complaints of violations of this Code of Ethics or other known or suspected illegal or unethical conduct.

VII.	Waivers

Waivers to provisions of this Code of Ethics may only be granted by the majority of the Board of Directors. Any waiver that is made shall be disclosed to the public in conformance with all applicable requirements.

VIII.	Conclusion

Protecting our Company’s integrity is the responsibility of each employee of the Company. Each employee is urged to keep the fundamental principles underlying this Code of Ethics in mind at all times.

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